ZALICUS

ZALICUS ADVANCING Z160, ITS NOVEL, ORAL N-TYPE CALCIUM CHANNEL BLOCKER, INTO MULTIPLE PHASE 2A CLINICAL TRIALS FOR THE TREATMENT OF PAIN

Optimal Formulation Selected For Clinical Use

First Phase 2a Clinical Trial to Initiate Third Quarter 2012

CAMBRIDGE, Mass. – May 2, 2012 – Zalicus Inc. (NASDAQ: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases, today announced that it is advancing Z160, its novel, first in class, oral, N-type calcium channel blocker into multiple Phase 2a clinical trials for chronic pain indications. Zalicus has selected the most promising novel, proprietary formulation for clinical use and is planning to initiate two Phase 2a clinical trials with Z160 for the treatment of neuropathic pain; the first of which is expected to begin enrolling patients in the third quarter of 2012.

Zalicus completed Phase 1 pharmacokinetic and safety studies with a number of formulations and has selected the optimal formulation to move into further clinical development. The selected formulation was well tolerated and demonstrated a 6-fold improvement in Z160’s bioavailability compared to the previously studied formulation of Z160.

"The lack of adequate pain control in patients with chronic neuropathic pain represents a significant unmet need and important opportunity for novel agents with improved tolerability, enhanced efficacy, and better long-term safety profiles," commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “We look forward to initiating clinical trials with Z160 this year to evaluate its potential for the treatment of neuropathic pain. “

About Z160 and N-type Calcium Channel Blockers

Z160 is a novel, first in class, state dependent oral N-type calcium channel (Cav 2.2) blocker that has shown efficacy in multiple animal models of neuropathic and inflammatory pain. In addition, Z160 was well tolerated in previously conducted clinical trials involving approximately 200 subjects. N-type calcium channels have been recognized as key targets in controlling pain through modulation of the entry of calcium into neurons. When a pain signal is initiated, calcium channels open and the influx of calcium ions trigger the release of neurotransmitters, which potentiates the signal to the brain where it is perceived as pain. Zalicus has utilized its expertise in this field to successfully discover high affinity, selective and orally available compounds, such as Z160, that show promise for further development as therapies for pain.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain and immuno-inflammatory diseases and have entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease.

To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidate Z160, its potential, and Zalicus’ plans for its clinical development. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and Z160 may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the clinical development of Z160, the unproven nature of the Zalicus Ion channel drug discovery technology, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2012 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com